Exhibit 99.1


News From


[IGI LOGO]


Buena, NJ 08310


Release Date:   October 27, 2004

Contact:        Frank Gerardi
                Chairman of the Board
                IGI, Inc.
                856-697-1441
                www.askigi.com
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            Senetek PLC in Letter of Intent to Acquire IGI, Inc.


NAPA, California and BUENA, New Jersey, Oct. 27 /PRNewswire-FirstCall/ -- Senetek PLC (Nasdaq: SNTK), www.senetekplc.com, and IGI, Inc. (Amex: IG), www.askigi.com, today announced the signing of a letter of intent for Senetek to acquire IGI in a stock-for-stock transaction in which Senetek shareholders would receive 60% of the shares of a newly formed holding company and IGI shareholders would receive 40%. The holding company would be organized in the United States and would seek listing on either the Nasdaq SmallCap Market or the American Stock Exchange. The transaction is subject to the satisfactory completion by each company of a due diligence review of the other company's business, technology, financial position and prospects, negotiation and execution of definitive agreements and their approval by the companies' respective Boards of Directors and shareholders, and satisfaction of all closing conditions specified in the definitive agreements. In addition, if the combined market capitalizations of the two companies, based on the average daily sale prices of their shares during a 20-trading day period following circulation of their respective proxy statements for the transaction, is less than $40 million (equivalent to a minimum of $16 million pro forma value for the 40% of the combined company's shares issuable to IGI shareholders), either party may terminate the transaction. IGI has agreed not to enter into any discussions with third parties for a possible business combination or other transaction not in the ordinary course of business for a period of 60 days while the due diligence investigations continue, although it may provide publicly available information pursuant to confidentiality agreements signed with third parties prior to the date of the letter of intent.


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Frank J. Massino, Chairman of the Board and Chief Executive Officer of
Senetek, said, "We believe IGI is an ideal acquisition partner for Senetek. We see extensive potential synergies, among them combining IGI's patented Novasome( R) micro-encapsulation dermal delivery technology with Senetek's patented dermatological active ingredients and cross-selling these products to each company's extensive licensee and customer network. We very much look forward to working with the IGI team toward successful completion of this transaction."

Frank Gerardi, Chairman of the Board and Chief Executive Officer of IGI, commented, "The expansion of the combined company's intellectual property portfolio and new product pipeline, diversification and strengthening of its revenue stream and greater market capitalization and improved liquidity should attract research coverage and equity investment and enhance shareholder value."

This press release does not constitute an offer of any stock or other securities of Senetek, IGI or any other party for sale.

Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skin care products primarily addressing photodamage and age-related skin conditions. Senetek's patented compound Kinetin is a naturally occurring cytokinin that has proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals, The Body Shop and Revlon. Senetek's researchers at the University of Aarhus, Denmark, also are collaborating with the Institute of Experimental Botany, Prague, and with Beiersdorf AG, Hamburg, to identify and evaluate additional new biologically active compounds for this high growth field.

IGI is a company committed to growth by applying its proprietary technologies to achieve cost-effective solutions with differential consumer advantages for its customers. IGI's patented Novasome (R) micro-encapsulation technology offers value-added qualities to cosmetics, skin care products, dermatological formulations and other consumer products, providing improved dermal absorption controlled and sustained release as well as improved stability and greater ease of formulation. IGI has licensed Novasome (R) technology to leading global dermatological and skin care companies including Johnson & Johnson Consumer Products, Inc., Estee Lauder Corporation, Genesis Pharmaceutical, Inc. and Apollo Pharmaceutical, Inc., and recently sub-licensed Tarpan Therapeutics, Inc. to obtain FDA approval for and market IGI's PTH 1-34 compound using Novasome (R) technology for psoriasis.

      Senetek PLC Investor Relations Contact:
      1-707-226-3900 ext. 102
      E-mail: Pknopick@eandecommunications.com
              --------------------------------

      IGI, Inc. Investor Relations Contact:
      Frank Gerardi, Chairman and CEO
      1-856-697-1441 ext. 102
      E-mail: GERARDI700@aol.com
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Safe Harbor Statement

This news release contains statements that may be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act, including those that might imply the parties' expectation of the successful completion of the transactions contemplated by the letter of intent and success in combining the two companies and realizing hoped for synergies. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the companies that they believe could result in such material differences are described in their respective Annual Reports on Form 10-K for the year 2003 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-
K. However, the companies necessarily can give no assurance that they have identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and neither assumes any obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.


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